Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
Dated as of February 17, 2010
between
Harvest Natural Resources, Inc.
and
U.S. Bank National Association,
as
Trustee
8.25% SENIOR CONVERTIBLE NOTES DUE 2013

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions	1
Section 1.02 Other Definitions	8

ARTICLE II

FORM OF NOTE

Section 2.01 Form of Face of Note	8
Section 2.02 Form of Reverse of Note	11
Section 2.03 Form of Legend for Global Note	24

ARTICLE III

THE NOTES

Section 3.01 Designation and Amount of Notes	24
Section 3.02 Maturity Date; Interest	25
Section 3.03 Exchange and Registration on Transfer	26
Section 3.04 Global Notes	26
Section 3.05 Additional Notes	28
Section 3.06 Defaulted Interest	28
Section 3.07 Registrar, Paying Agent, Conversion Agent and Trustee	28

ARTICLE IV

DISCHARGE OF INDENTURE

Section 4.01 Discharge of Liability on Notes	29
Section 4.02 Application of Trust Money	29
Section 4.03 Repayment to Company	30
Section 4.04 Reinstatement	30
Section 4.05 Defeasance	30

ARTICLE V

REMEDIES
Section 5.01 Events of Default	30

- i -

- ii -

- iii -

          THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of February 17, 2010, is between Harvest Natural Resources, Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”).
RECITALS
          WHEREAS, the Company and the Trustee have duly executed and delivered an Indenture, dated as of February 17, 2010 (the “Base Indenture” and together with this First Supplemental Indenture, the "Indenture”), to provide for the issuance by the Company from time to time of debentures, notes or other debt instruments to be issued in one or more series by the Company;
          WHEREAS, the issuance and sale of up to $32,000,000 aggregate principal amount of the Company’s 8.25% Senior Convertible Notes due 2013 has been authorized by resolutions adopted by the Board of Directors;
          WHEREAS, Section 9.01(g) of the Base Indenture expressly permits the Company and the Trustee to enter into one or more supplemental indentures for the purposes of establishing the forms and terms of any Securities to be issued under the Indenture without the consent of the Holders of any Securities then outstanding;
          WHEREAS, the Company desires to supplement the provisions of the Base Indenture to provide for the issuance of the Notes under the terms of the Base Indenture as supplemented hereby; and
          WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this First Supplemental Indenture;
          NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee covenant and agree as follows:
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
          Section 1.01 Definitions.
          All terms contained in this First Supplemental Indenture shall, except as specifically provided for herein or except as the context may otherwise require, have the meanings given to such terms in the Base Indenture. In the event of any inconsistency between the Base Indenture and the First Supplemental Indenture, this First Supplemental Indenture shall govern.

          Unless the context otherwise requires, the following terms shall have the following meanings:
          “Additional Notes” has the meaning specified in Section 3.05.
          “Adjustment Event” has the meaning specified in Section 9.07(k).
          “Additional Shares” has the meaning specified in Section 9.06(b).
          “Applicable Consideration” has the meaning specified in Section 9.08.
          “Applicable Procedures” means, with respect to any conversion, transfer or exchange of beneficial ownership interests in a Global Note, the rules and procedures of the Depositary, to the extent applicable to such transfer or exchange.
          “Board of Directors” means the Board of Directors of the Company or, other than in the case of the definitions of “Continuing Directors” and “Fundamental Change,” any committee thereof duly authorized to act on behalf of such Board.
          “Common Stock” means the common stock of the Company, par value $0.01 per share, as it exists on the date of this First Supplemental Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof, or, in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving corporation, the common stock, ordinary shares or depositary shares or other common equity interests of such surviving corporation or its direct or indirect parent corporation, which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class distributed to holders of the Common Stock, the shares of each such class then so issuable on conversion of Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
          “Closing Sale Price” of any share of Common Stock or any other security on any Trading Day means the closing sale price of such security (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange (or if not so listed, on the principal regional securities exchange) on which the shares of Common Stock are traded or, if the shares of Common Stock are not listed on a U.S. national or regional securities exchange, as reported by Pink OTC Markets, Inc. In the absence of such a quotation, the Closing Sale Price shall be determined by a nationally recognized securities dealer retained by the Company to make such determination. The Closing Sale Price shall be determined without reference to extended or after hours trading.
          “Closing Date” means the date of this First Supplemental Indenture.

          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company Repurchase Notice” has the meaning specified in Section 6.05.
          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the date of this First Supplemental Indenture; or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such new director’s nomination or election.
          “Consolidated EBITDA” means, with respect to any specified Person, for any period: (i) the Consolidated Net Income of such Person for such period, plus (ii) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (A) the provision for income taxes for such period for such Person and its consolidated Subsidiaries, (B) depreciation, depletion, and amortization of such Person and its consolidated Subsidiaries for such period, and (C) the Consolidated Interest Expense of such Person for such period.
          “Consolidated Interest Expense” means, with respect to any specified Person, for any period, the aggregate interest (without duplication), whether expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period in respect of all Indebtedness of such Person and its consolidated Subsidiaries, including: (i) amortization of deferred financing costs and original issue discount and non-cash interest payments or accruals, and (ii) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method) determined on a consolidated basis in accordance with U.S. Generally Accepted Accounting Principals. For the purposes of this definition, a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined to be the rate of interest implicit in such capitalized lease obligation in accordance with U.S. Generally Accepted Accounting Principals and the Consolidated Interest Expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person other than with respect to Indebtedness of such Person or a Subsidiary of such Person shall be deemed to be an interest expense attributable to the item guaranteed.
          “Consolidated Net Income” means, with respect to any specified Person, for any period, the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined in accordance with U.S. Generally Accepted Accounting Principals, excluding (without duplication): (i) all extraordinary, unusual and nonrecurring gains, (ii) the net income, if positive, of any other Person, other than a consolidated Subsidiary, in which such Person or any of its consolidated Subsidiaries has an interest, except to the extent of the amount of the dividends or distributions actually paid in cash to such Person or a consolidated Subsidiary of such Person during such period, but not in excess of such Person’s pro rata share of such other Person’s aggregate net income earned during such period or earned during the immediately proceeding period and not distributed during such period, and (iii) the net income, if positive of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary.

          “Conversion Date” has the meaning specified in Section 9.02.
          “Conversion Notice” has the meaning specified in Section 9.02.
          “Conversion Price” on any date of determination means $1,000 divided by the Conversion Rate as of such date.
          “Conversion Rate” means the number of shares of Common Stock into which each $1,000 principal amount of Notes is convertible, which is initially 175.2234 shares, subject to adjustments as set forth herein.
          “Corporate Trust Office” or other similar term, means the designated office of the Trustee at any particular time its corporate trust business as it relates to the Indenture shall be administered, which office is, at the date as of which this First Supplemental Indenture is dated, located at St. Paul, Minnesota (currently at U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292) or at any other time at such other address as the Trustee may designate from time to time by notice to the Company.
          “Current Market Price” has the meaning specified in Section 9.07(g)(1).
          “Determination Date” has the meaning specified in Section 9.07(l).
          “Distributed Assets” has the meaning specified in Section 9.07(d).
          “Effective Date” has the meaning specified in Section 9.06(b).
          “Event of Default” has the meaning specified in Section 5.01.
          “Exchange Cap” has the meaning specified in Section 9.03.
          “Expiration Time” has the meaning specified in Section 9.07(f).
          “Fair Market Value” has the meaning specified in Section 9.07(g)(2).
          “Fiscal Quarter” means, with respect to the Company, each fiscal quarter publicly disclosed by the Company. The Company shall confirm the ending dates of its fiscal quarters for the current fiscal year to the Trustee upon the Trustee’s request.
          “Fundamental Change” means the occurrence of any of the following after the original issuance of the Notes:
               (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person,” directly or indirectly, including through one or more wholly-owned Subsidiaries, becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of more than 50% of the voting power of the Company’s Capital Stock that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body);

               (b) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;
               (c) the adoption of a plan relating to the liquidation or dissolution of the Company;
               (d) the consolidation or merger of the Company with or into any other “person” (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its Subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:
               (i) any transaction:
                    (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock; and
                    (B) pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such transaction; or
               (ii) any merger primarily for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or
               (iii) any sale, lease, transfer, conveyance or other disposition arising from or relating to or as a consequence of the Sukuk Financing; or
               (e) the termination of trading of the Common Stock, which will be deemed to have occurred if the Common Stock or other common stock or common equity interests into which the Notes are then convertible, are neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares certificates or similar instruments for such common stock or common equity interests are so listed or approved for listing in the United States.
          However, a Fundamental Change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a Fundamental Change under clauses (a) or (d) above consists of shares of common stock, depositary receipts or other common equity interests traded or to be traded immediately following such transaction on a United States national securities exchange and, as a result of the transaction or transactions, the Notes become convertible into such common stock, depositary receipts or other common equity interests (and any rights attached thereto) and other applicable consideration.
          “Fundamental Change Repurchase Date” has the meaning specified in Section 6.04(a).
          “Global Notes” has the meaning specified in Section 3.04.
          “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of: (i) borrowed money or (ii) bonds, notes, debentures or similar instruments of indebtedness. Notwithstanding the foregoing, the Sukuk Financing will not constitute Indebtedness. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount.
          “Indenture” means, collectively, the Base Indenture and the First Supplemental Indenture as the same may be amended or supplemented from time to time pursuant to the terms of the First Supplemental Indenture and the Base Indenture, including the provisions of the TIA that are automatically deemed to be a part of this Indenture by operation of the TIA.
          “Interest Make-Whole” has the meaning specified in Section 9.02.
          “Interest Payment Date” means March 1 and September 1 of each year, commencing September 1, 2010.
          “Issue Date” of any Note means the date on which the Note was originally issued or deemed issued as set forth on the face of the Note.
          “Leverage Ratio” means the sum of the Company’s and its Subsidiaries Indebtedness (after giving effect on a pro forma basis to the incurrence of any an Indebtedness that the Company is seeking to incur) over the Company’s Consolidated EBITDA for the four full fiscal quarters ended on or immediately preceding any date upon which any calculation is to be made.
          “Market Disruption Event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Trading Day for the Common Stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by applicable United States national securities exchange on which the Common Stock is traded or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.
          “Maturity Date” means March 1, 2013.

          “Non-Stock Change of Control” means a transaction described under clause (a) or (d) in the definition of Fundamental Change pursuant to which 10% or more of the consideration for Common Stock (other than cash payments for fractional shares, if applicable, and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other common equity interests traded or scheduled to be traded immediately following such transaction on a United States national securities exchange.
          “Noteholder” or “Holder” means the Person in whose name a Note is registered on the Registrar’s books.
          “Notes” means any Notes issued, authenticated and delivered under the Indenture, including any Global Notes.
          “Prospectus Supplement” means the prospectus supplement, dated February 11, 2010, relating to the Notes, as filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.
          “Purchased Shares” has the meaning specified in Section 9.07(f)(1).
          “Record Date” means, with respect to each Interest Payment Date, the February 15 or August 15, as the case may be, next preceding such Interest Payment Date. The “record date,” with respect to the Conversion Rate adjustment as provided in Section 9.07, has the meaning specified in Section 9.07(g).
          “Reference Period” has the meaning specified in Section 9.07(d).
          “Repurchase Notice” has the meaning specified in Section 6.04(c).
          “Spin-off” has the meaning specified in Section 9.07(d).
          “Spin-off Valuation Period” has the meaning specified in Section 9.07(d).
          “Stock Price” has the meaning specified in Section 9.06(b).
          “Sukuk Financing” means a financing transaction pursuant to which one of the Company’s subsidiaries would form and contribute certain assets to a partnership and subsequently sell a minority interest in the partnership to one or more third parties for approximately $250,000,000.
          “Trading Day” means a day during which (i) trading in the Common Stock generally occurs, (ii) there is no Market Disruption Event and (iii) a Closing Sale Price for the Common Stock is provided on the principal United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded.
          “Trigger Event” has the meaning specified in Section 9.07(d).

          Section 1.02 Other Definitions.

Term	Defined in Section
“Agent Members”	3.04(g)
“Bankruptcy Law”	5.01
“Base Indenture”	Recitals
“Conversion Agent”	3.07
“Custodian”	5.01
“First Supplemental Indenture”	Preamble
“Indenture”	Recitals
“Trustee”	Preamble
ARTICLE II
FORM OF NOTE
          Section 2.01 Form of Face of Note. [If a Global Note, insert legend required by Section 2.03 of this First Supplemental Indenture].
Harvest Natural Resources, Inc.
8.25% Senior Convertible Notes due 2013

No. A1	CUSIP: 41754VAA1
          Harvest Natural Resources, Inc., a Delaware corporation, promises to pay to Cede & Co. or registered assigns the principal amount of Thirty Two Million Dollars ($32,000,000.00) on March 1, 2013.
          Issue Date: February 17, 2010.
          Interest Payment Dates: March 1 and September 1.
          Record Dates: February 15 and August 15.
          Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into Common Stock, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

          This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

HARVEST NATURAL RESOURCES, INC.
By:
Name:
Title:

By:
Name:
Title:

          Trustee’s Certificate of Authentication:
          This is one of the Notes referred to in the within-mentioned Indenture.
          U.S. Bank National Association, as Trustee

By:

Dated:	Authorized Signatory:

          Section 2.02 Form of Reverse of Note.
Harvest Natural Resources, Inc.
8.25% Senior Convertible Notes due 2013
1.	Interest
          Harvest Natural Resources, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on March 1 and September 1 of each year commencing on September 1, 2010. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of such payment by virtue of the payment being made on such later date.
2.	Method of Payment
          The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the February 15 and August 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date, except as otherwise provided in the Indenture. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company shall pay interest (i) on any Global Notes by wire transfer of immediately available funds to the account of the Depositary or its nominee, (ii) on any Notes in certificated form having a principal amount of less than $2,000,000, by check mailed to the address of the Person entitled thereto as it appears in the Register, provided, however, that at maturity interest will be payable at the office of the Company maintained by the Company for such purposes, which shall initially be an office or agency of the Trustee (as defined below) and (iii) on any Notes in certificated form having a principal amount of $2,000,000 or more, by check or otherwise by wire transfer in immediately available funds at the election of the Holder of such Notes duly delivered to the Trustee at least five Business Days prior to the relevant interest payment date, provided, however, that at maturity interest will be payable at the office of the Company maintained by the Company for such purposes, which shall initially be an office or agency of the Trustee.

3.	Paying Agent, Registrar, Service Agent and Conversion Agent
          Initially, U.S. Bank National Association, a national banking association (the “Trustee”), will act as Paying Agent, Registrar, Service Agent and Conversion Agent. The Company may appoint and change any Paying Agent, Registrar or co-registrar, Service Agent or Conversion Agent without notice. The Company or any of its domestically incorporated Subsidiaries may act as Paying Agent, Registrar or co-registrar, Service Agent or Conversion Agent.
4.	Indenture
          The Company issued the Notes under an Indenture dated as of February 17, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of February 17, 2010 (the “First Supplemental Indenture” and together with the Base Indenture the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the TIA for a statement of those terms.
          The Notes are senior unsecured obligations of the Company. This Note is one of the Notes referred to in the Indenture issued in an aggregate principal amount of $32,000,000. The Indenture imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.
5.	Optional Redemption
          At any time, the Notes will be redeemable at the option of the Company, in whole or in part, upon notice as set forth in paragraph 7 of this Note, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if the Closing Sale Price of the Common Stock on no fewer than 20 consecutive Trading Days has exceeded 150% of the Conversion Price in any 30 consecutive Trading Days ending on the Trading Day before the date of the notice of the optional redemption.
6.	Sinking Fund
          The Notes are not subject to any sinking fund.

7.	Notice of Redemption
          Notice of redemption will be delivered at least 30 calendar days but not more than 60 calendar days before the redemption date to each Holder of Notes to be redeemed at his or her registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.
8.	Repurchase of Notes at the Option of Noteholders
          If a Fundamental Change occurs at any time prior to maturity of the Notes, this Note will be subject to a repurchase for cash, at the option of the Holder, on a Fundamental Change Repurchase Date, specified by the Company, that is not less than 20 Business Days nor more than 35 Business Days after notice thereof, at a repurchase price equal to 100% of the principal amount hereof, together with accrued and unpaid interest on this Note to, but excluding, the Fundamental Change Repurchase Date; provided, however, that if such Fundamental Change Repurchase Date falls after a record date and on or prior the corresponding interest payment date, the accrued and unpaid interest shall be payable to the Holder of record of this Note on the preceding February 15 or August 15, as the case may be. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof. The Company shall deliver to all holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the repurchase right arising as a result thereof on or before the fifth calendar day after the occurrence of such Fundamental Change. For Notes to be so repurchased at the option of the Holder, the Holder must deliver to the Paying Agent in accordance with the terms of the Indenture, the Repurchase Notice containing the information specified by the Indenture, together with such Notes, duly endorsed for transfer, or (if the Notes are Global Notes) book-entry transfer of the Notes, prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date. The repurchase price must be paid in cash.
          Holders have the right to withdraw any Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date, as provided in the Indenture.
          If cash sufficient to pay the repurchase price of and accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, if any, on all Notes or portions thereof to be repurchased as of the Fundamental Change Repurchase Date is deposited with the Paying Agent, on the Business Day immediately following the Fundamental Change Repurchase Date, then such Notes will cease to be outstanding and interest will cease to accrue, and the Holder thereof shall have no other rights as such other than the right to receive the repurchase price upon delivery or book-entry transfer of such Notes.

9.	Conversion
          In compliance with the provisions of the Indenture, on or prior to the close of business on the Business Day immediately preceding the Maturity Date of this Note, the Holder hereof has the right, at its option, to convert each $1,000 principal amount of this Note into Common Stock based on a Conversion Rate of 175.2234 shares of Common Stock per $1,000 principal amount of Notes (a Conversion Price of approximately $5.71 per share), as the same may be adjusted pursuant to the terms of the Indenture and subject to the provisions of the Exchange Cap in Section 9.03 of the First Supplemental Indenture, as such shares shall be constituted at the date of conversion, upon surrender of this Note (if in certificated form) with the form entitled “Conversion Notice” on the reverse hereof duly completed and manually signed, to the Company at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, or at the option of such Holder, the Corporate Trust Office, together with any funds required pursuant to the terms of the Indenture, and, unless any shares issuable on conversion are to be issued in the same name as this Note, duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or by such Holder’s duly authorized attorney. In order to exercise the conversion right with respect to any interest in a Global Note, the Holder must complete the appropriate instruction form pursuant to the Depositary’s book-entry conversion program, deliver by book-entry delivery an interest in such Global Note, furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or Conversion Agent, and pay the funds, if any, required pursuant to the terms of the Indenture. As specified in the Indenture, upon conversion, the Company will issue shares of Common Stock based on the Conversion Rate, as adjusted as specified in the Indenture, or cash in the event the provisions of Section 9.03 of the First Supplemental Indenture are applicable.
          Prior to the Maturity Date if and only to the extent holders elect to convert the Notes in connection with a Non-Stock Change of Control, the Company will increase the Conversion Rate applicable to such converting Notes as set forth in the Indenture.
          No adjustment in respect of interest on any Notes converted or dividends on any shares issued upon conversion of such Notes will be made upon any conversion except as set forth in the next sentence and the next paragraph. If this Note (or portion hereof) is surrendered for conversion during the period from the 5:00 p.m., New York City time, on any applicable Record Date for the payment of interest to 5:00 p.m., New York City time, on the Business Day preceding the corresponding Interest Payment Date, this Note (or portion hereof being converted) must be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided, that no such payment shall be required (1) if the Holder surrenders this Note in connection with a Fundamental Change and the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date or (2) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to this Note.
          If a Holder surrenders Notes for conversion after notice is given pursuant to Section 6.02 of the First Supplemental Indenture that the Company is exercising its option to redeem the Notes and prior to the applicable redemption date, such Holder will be entitled to receive upon conversion of such Holder’s Notes into shares of Common Stock, in addition to the Shares of Common Stock, a payment in cash equal to the amount of the Interest Make-Whole.
          No fractional shares will be issued upon any conversion of Notes, but an adjustment and payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Notes for conversion.
          A Note in respect of which a Holder is exercising its right to require repurchase may be converted only if such Holder validly withdraws its election to exercise such right to require repurchase in accordance with the terms of the Indenture.
10.	Limitations on Beneficial Ownership
          Notwithstanding the foregoing, no Holder shall be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of 5.0% or more of the shares of Common Stock outstanding at such time. This limitation on beneficial ownership shall be terminated (i) upon 61 days’ notice to the Company by any Holder, solely with respect to the Notes beneficially owned by such Holder, (ii) immediately upon delivery by the Company of a notice of optional redemption, (iii) immediately upon delivery by the Company of notice of a Fundamental Change or (iv) on February 1, 2013. In addition, no Holder who holds more than 5.0% of Common Stock outstanding as of the issue date shall be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a beneficial owner of more than an additional 1% of the shares of Common Stock outstanding at such time in respect of conversions of the Notes by such 5.0% Holder. Any purported delivery of shares of Common Stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of 5.0% or more of the shares of Common Stock outstanding at such time or, in the case of a 5.0% Holder, more than an additional 1% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a Holder upon conversion of Notes is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares of Common Stock as promptly as practicable after any such converting Holder gives notice to the Company that such delivery would not result in such limitation being triggered.
11.	Limitations on Conversion due to Market Regulation
          Notwithstanding the foregoing, the Company shall not be obligated to issue shares of Common Stock upon conversion of the Notes or otherwise to the extent (and only to the extent) the issuance of such shares of Common Stock would exceed the Exchange Cap. The Exchange Cap limitation shall not apply in the event that the Company obtains Stockholder Approval for issuances of shares of Common Stock in excess of such amount. In the event that a

Holder seeks to convert such Holder’s Notes into shares of Common Stock in excess of the Exchange Cap, the Company will notify such Holder within three Business Days that the Exchange Cap has been exceeded and that the Company will instead settle such amount in excess of the Exchange Cap in cash and not in shares of Common Stock. The Holder will then have three Business Days to elect to proceed with a cash settlement or withdraw such Holder’s conversion notice. If the Holder has not withdrawn such Holder’s notice by the close of business on the third Business Day after the date the Company gives notice of its intention to settle such portion of the Note in cash, then the Company will, by wire transfer of U.S. dollars in immediately available funds to the account designated by the Holder, pay cash to the Holder in an amount equal to the product of (x) the number of shares of Common Stock which would have been issuable upon conversion but can not be issued as a result of the Exchange Cap and (y) the quotient of (a) the sum of the weighted average price of a share of Common Stock on the then principal trading market for the Common Stock on each of the five consecutive Trading Days ending and including the Trading Day immediately prior to the applicable Conversion Date, divided by (b) five.
12.	Denominations, Transfer, Exchange
          The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar or the Company may require a Noteholder, among other things, to furnish appropriate endorsements or a written instrument or instruments of transfer in form satisfactory to the Company. Neither the Company, the Trustee nor the Registrar shall be required to exchange, issue or register a transfer of (a) any Notes for a period of 15 calendar days next preceding the date of mailing of a notice of redemption of Notes selected for redemption, (b) any Notes or portions thereof surrendered for conversion pursuant to Article IX of the First Supplemental Indenture, or (c) any Notes or portions thereof tendered for repurchase (and not withdrawn) pursuant to Section 6.04 of the First Supplemental Indenture.
13.	Persons Deemed Owners
          The registered Holder of this Note may be treated as the owner of it for all purposes.
14.	Unclaimed Money
          Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest and any shares of Common Stock or other property due in respect of converted Notes that remains unclaimed for two years, and, thereafter, Noteholders entitled to the money and/or securities must look to the Company for payment as general creditors.

15.	Amendment, Waiver
          Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended without prior notice to any Holder but with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any default or noncompliance with any provision may be waived with the written consent or affirmative vote of the holders of at least a majority in principal amount of the outstanding Notes. Without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes (i) to provide for conversion rights of Holders and the Company’s repurchase obligations in connection with a Fundamental Change in the event of any reclassification of the Common Stock, merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entirety; (ii) to secure the Notes; (iii) to comply with Article VII of the First Supplemental Indenture; (iv) to surrender any right or power conferred upon the Company in the Indenture; (v) to add to the covenants of the Company for the benefit of the Holders; (vi) to cure any ambiguity or correct or supplement any inconsistent or defective provision contained in the Indenture; provided, however, that such modification or amendment does not adversely affect the interests of the Holders in any material respect, provided, further, that any amendment made solely to conform the provisions of the Indenture or the Notes to the description of the Notes contained in the Prospectus Supplement shall not be deemed to adversely affect the interests of the Holders; (vii) to make any provision with respect to matters or questions arising under the Base Indenture, the First Supplemental Indenture or the Notes that the Company may deem necessary or desirable and that shall not be inconsistent with the Base Indenture or the First Supplemental Indenture or the Notes, provided, however, that such change or modification does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Holders in any material respect; (viii) to increase the Conversion Rate; (ix) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (x) to add guarantees of the obligations under the Notes; (xi) to provide for uncertificated Notes in addition to or in place of certificated Notes; (xii) to make any change that does not adversely affect the rights of any Holder; and (xiii) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes.
16.	Defaults and Remedies
          If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes, by written notice to the Company and the Trustee, may declare due and payable 100% of the principal amount of all outstanding Notes plus any accrued and unpaid interest to the date of payment. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, all unpaid principal and accrued and unpaid interest on the outstanding Notes shall become due and immediately payable without any declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul any such acceleration with respect to the Notes and its consequences.

          If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to certain exceptions, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. Subject to the Indenture, the Trustee, however, may refuse to follow any direction if the Trustee, in good faith shall, by a Trust Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any Holder pursuant to the provision of the Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, redemption price, the repurchase price upon a Fundamental Change, interest or make-whole premium, if any with respect of the Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.
17.	Trustee Dealings with the Company
          Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
18.	No Recourse Against Others
          A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19.	Authentication
          This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
20.	Abbreviations
          Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
21.	GOVERNING LAW
          THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
22.	CUSIP Number
          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP number to be printed on the Notes and has directed the Trustee to use the CUSIP number in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such number either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

CONVERSION NOTICE

TO:	HARVEST NATURAL RESOURCES, INC. U.S. BANK NATIONAL ASSOCIATION, as Trustee
          The undersigned registered holder of this Note hereby irrevocably exercises the option to convert this Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, into shares of Common Stock of Harvest Natural Resources, Inc. in accordance with the terms of the Indenture referred to in this Note, and directs that the shares issuable and deliverable and the cash (if any), and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. If shares or any portion of this Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

          Fill in the registration of Notes if to be delivered, and the person to whom any cash payment is to be made, if to be made, other than to and in the name of the registered holder:

Please print name and address

(Name)

(Street Address)

(City, State and Zip Code)

Principal amount to be converted
(if less than all):

$

Social Security or Other Taxpayer
Identification Number:

NOTICE: The signature on this Conversion Notice must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

REPURCHASE NOTICE

TO:	HARVEST NATURAL RESOURCES, INC. U.S. BANK NATIONAL ASSOCIATION, as Trustee
          The undersigned registered holder of this Note hereby irrevocably acknowledges receipt of a notice from Harvest Natural Resources, Inc. (the “Company”) regarding the right of holders to elect to require the Company to repurchase the Notes and requests and instructs the Company to repay the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Company as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s):

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.
Notes Certificate Number (if applicable):
Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):
Social Security or Other Taxpayer Identification Number:

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code) and irrevocably appoint

Agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

*Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE
          The following increases or decreases in this Global Note have been made:

Signature of
			Principal Amount of	authorized
	Amount of decrease		this Global Note	signatory of
	in Principal Amount	Amount of increase	following such	Trustee or
	of this Global	in Principal Amount	decrease or	Securities
Date	Note	of this Global Note	increase	Custodian

          Section 2.03 Form of Legend for Global Note.
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
ARTICLE III
THE NOTES
          Section 3.01 Designation and Amount of Notes. There is hereby authorized a series of senior convertible Notes designated as “8.25% Senior Convertible Notes due 2013”. The Notes will initially not exceed the aggregate principal amount of $32,000,000 (except pursuant to Section 3.05 hereof or the Base Indenture).

          Section 3.02 Maturity Date; Interest. The Notes shall be issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Notes in Article II hereto. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
          On the Maturity Date, each Holder shall be entitled to receive on such date $1,000 in cash for each $1,000 principal amount per Notes, together with accrued and unpaid interest to, but not including, the Maturity Date. With respect to Global Notes, principal and interest shall be paid to the Depositary in immediately available funds. With respect to any certificated Notes, principal and interest will be payable at the Company’s office or agency maintained for such purpose, which initially shall be the Corporate Trust Office of the Trustee.
          The Person in whose name any Note is registered on the Register at 5:00 p.m., New York City time, on any Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. Notwithstanding the foregoing: (a) any Notes or portion thereof surrendered for conversion during the period from 5:00 p.m., New York City time, on the Record Date for any Interest Payment Date to 5:00 p.m., New York City time, on the Business Day preceding the applicable Interest Payment Date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided, however, that no such payment need be made (1) if a Holder converts its Notes in connection with a redemption and the Company has specified a redemption date that is after a Record Date and on or prior to the corresponding Interest Payment Date, (2) if a Holder converts its Notes in connection with a Fundamental Change and the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date or (3) to the extent of any overdue interest, if any, that exists at the time of conversion with respect to such Notes and (b) the Company shall pay accrued interest to a Person other than the Holder on the Record Date on the Maturity Date, at which date the Company shall pay accrued and unpaid interest to the Person whom the principal amount is paid.
          The Company shall pay interest (i) on any Global Notes by wire transfer of immediately available funds to the account of the Depositary or its nominee, (ii) on any Notes in certificated form having a principal amount of less than $2,000,000, by check mailed to the address of the Person entitled thereto as it appears in the Register, provided, however, that at maturity interest will be payable at the office of the Company maintained by the Company for such purposes, which shall initially be the Corporate Trust Office of the Trustee and (iii) on any Notes in certificated form having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the Holder of such Notes duly delivered to the trustee at least five Business Days prior to the relevant Interest Payment Date or by check if no such election is made, provided, however, that on the Maturity Date, interest will be payable at the office of the Company maintained by the Company for such purposes, which shall initially the Corporate Trust Office of the Trustee. If a payment date is not a Business Day, payment shall be made on the next succeeding Business Day, and no additional interest shall accrue thereon.
          Any interest on any Notes which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall be subject to Section 3.06.
          Section 3.03 Exchange and Registration on Transfer. In addition to Section 3.05 of the Base Indenture (other than clause (B) of paragraph 7 of Section 3.05 of the Base Indenture which shall not apply for purposes of this First Supplemental Indenture and the Notes), (a) all Notes presented or surrendered for repurchase or conversion shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, and the Notes shall be duly executed by the Holder thereof or his attorney duly authorized in writing and (b) neither the Company nor the Trustee nor any Registrar shall be required to exchange, issue or register transfer of (1) any Notes or portions thereof surrendered for conversion pursuant to Article IX of this First Supplemental Indenture, which may not be withdrawn or (2) any Notes or portions thereof tendered for repurchase (and not withdrawn) pursuant to Section 6.04 of this First Supplemental Indenture.
          Section 3.04 Global Notes.
               (a) Each Global Note authenticated under this First Supplemental Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefore, and each such Global Note shall constitute a single Note for purposes of this First Supplemental Indenture.
               (b) Notwithstanding any other provisions of this First Supplemental Indenture, the Base Indenture or the Notes, no Global Notes may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary or a nominee thereof unless (A) the Depositary (x) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and a successor depositary has not been appointed by the Company within 90 calendar days, or (B) the Company, in its sole discretion, notifies the Trustee in writing that it no longer wishes to have all the Notes represented by Global Notes. Any Global Notes exchanged pursuant to this Section 3.04(b) shall be so exchanged in whole and not in part.
               (c) In addition, certificated Notes will be issued in exchange for beneficial interests in a Global Note upon request by or on behalf of the Depositary in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under the Notes or this Indenture, including its rights following the occurrence of an Event of Default.
               (d) Notes issued in exchange for a Global Note or any portion thereof pursuant to clause (b) or (c) above shall be issued in definitive, fully registered form, without interest coupons, shall have a principal amount equal to that of such Global Note or portion thereof to be so exchanged, and shall be registered in such names and be in such authorized denominations as the Depositary shall designate and shall bear the legend set forth in Section 2.03 hereto. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Trustee or the Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Note issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.
               (e) Subject to the provisions of Section 3.04(g) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members (as defined below) and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this First Supplemental Indenture or the Notes.
               (f) In the event of the occurrence of any of the events specified in Section 3.05(b) above or upon any request described in Section 3.04(c) above, the Company will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form, without interest coupons.
               (g) Neither any members of, or participants in, the Depositary (collectively, the “Agent Members”) nor any other Persons on whose behalf Agent Members may act shall have any rights under this First Supplemental Indenture or the Base Indenture with respect to any Global Note registered in the name of the Depositary or any nominee thereof, or under any such Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.
               (h) At such time as all interests in a Global Note have been redeemed, repurchased, converted, cancelled or exchanged for Notes in certificated form, such Global Note shall, upon receipt thereof, be cancelled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the custodian for the Global Note, subject to Section 3.09 of the Base Indenture. At any time prior to such cancellation, if any interest in a Global Note is redeemed, repurchased, converted, canceled or exchanged for Notes in certificated form, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the custodian for the Global Note, be appropriately reduced, and an endorsement shall be made on such Global Note, by the Trustee or the custodian for the Global Note, at the direction of the Trustee, to reflect such reduction.

          Section 3.05 Additional Notes. The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture (including without limitation Section 10.05 hereof), without the consent of the Holders, create and issue pursuant to this Indenture additional Notes (“Additional Notes”), which shall be treated as a single class with the Notes issued on the Closing Date for all purposes under this Indenture and which shall have terms and conditions set forth in Article II identical to those of the other outstanding Notes, except that Additional Notes:
               (i) may have a different issue price than other outstanding Notes;
               (ii) may have a different Issue Date from other outstanding Notes; and
               (iii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Notes;
provided, that no Additional Notes may be issued if such Additional Notes would constitute, as determined pursuant to an Opinion of Counsel, a different class of securities than the Notes issued on the Issue Date for U.S. federal income tax purposes and provided further, that the Additional Notes have the same CUSIP number as other outstanding Notes. No Additional Notes may be issued if any Event of Default has occurred and is continuing.
          Section 3.06 Defaulted Interest. Notwithstanding Section 3.07 of the Base Indenture, if the Company defaults on a payment of interest on the Notes, the Company shall pay the defaulted interest (plus interest on such defaulted interest at the rate of 1% per annum above the then applicable interest rate from the required payment date to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
          Section 3.07 Registrar, Paying Agent, Conversion Agent and Trustee.
          In addition to Section 3.05 of the Base Indenture, the Company shall maintain an office or agency where Notes may be presented for conversion (the “Conversion Agent”). The Company hereby initially designates the Trustee as the Conversion Agent. The Company further designates the Corporate Trust Office of the Trustee as its office where Notes may be surrendered for conversion.
          The Company may at any time and from time to time vary or terminate the appointment of any such office or appoint any additional offices for any or all purposes; provided, however, that until all of the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company pursuant to the provisions of Section 4.03 hereof, the Company shall maintain an office or agency where Notes may be surrendered for conversion. The Company shall give prompt written notice to the Trustee, and notice to the Holders, of the appointment or termination of any such agents and of the location and any change in the location of any such office or agency.
          The Company may also from time to time designate on or more Conversion Agents and from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the name or address of such Conversion Agent.
          The rights, privileges, protections, immunities and benefits given to the Trustee under the Base Indenture and this First Supplemental Indenture including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Conversion Agent or other Agent acting hereunder.
ARTICLE IV
DISCHARGE OF INDENTURE
          Notwithstanding Articles IV and XIII of the Base Indenture, the following Article IV (and not Articles IV and XIII of the Base Indenture) shall apply for purposes of this First Supplemental Indenture and the Notes.
          Section 4.01 Discharge of Liability on Notes. (a) When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 3.06 of the Base Indenture) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the delivery of a notice of redemption or upon a repurchase pursuant to Article VI hereof, and the Company irrevocably deposits with the Trustee money sufficient to pay at maturity or upon redemption or repurchase all outstanding Notes, including interest thereon to maturity or such redemption or repurchase date (other than Notes replaced pursuant to Section 3.06 of the Base Indenture), and any shares of Common Stock or other property due in respect of converted Notes, and if in each such case the Company pays all other sums payable hereunder by the Company, then this First Supplemental Indenture shall, subject to Section 4.01(b), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.
               (b) Notwithstanding clause (a) above, the Company’s obligations in Sections 3.05, 3.06, 4.02, 6.06, 6.07, 6.10, 6.14 and 7.02 of the Base Indenture, in Sections 3.03 and 3.07 hereof and in this Article IV shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Section 6.07 of the Base Indenture and Sections 4.03 and 4.04 hereof shall survive.
          Section 4.02 Application of Trust Money. The Trustee shall hold in trust money and any shares of Common Stock or other property due in respect of converted Notes deposited with it pursuant to this Article IV. It shall apply the deposited money through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes or, in the case of any shares of Common Stock or other property due in respect of converted Notes, in accordance with this Indenture in relation to the conversion of Notes pursuant to the terms hereof.
          Section 4.03 Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.
          Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest and any shares of Common Stock or other property due in respect of converted Notes that remains unclaimed for two years, and, thereafter, Noteholders entitled to the money and/or securities must look to the Company for payment as general creditors.
          Section 4.04 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or to deliver any shares of Common Stock or other property due in respect of converted Notes in accordance with this Article IV by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article IV until such time as the Trustee or Paying Agent is permitted to apply all such money and any shares of Common Stock or other property due in respect of converted Notes in accordance with this Article IV; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Noteholders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
          Section 4.05 Defeasance. Sections 13.1, 13.2, 13.3 and 13.4 of the Base Indenture shall not apply to the Notes authorized and designated under this First Supplemental Indenture.
ARTICLE V
REMEDIES
          Section 5.01 Events of Default.
          Notwithstanding Section 5.01 of the Base Indenture, the following Section 5.01 (and Section 5.01 of the Base Indenture shall not apply) shall apply for purposes of this First Supplemental Indenture and the Notes.
          An “Event of Default” shall occur when any of the following occurs (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article VII hereof or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

               (a) the Company shall fail to pay any interest on the Notes when due and such failure continues for a period of 30 calendar days; or
               (b) the Company shall fail to pay the principal of the Notes when due at maturity, or the Company shall fail to pay the redemption price, repurchase price upon a Fundamental Change, any make-whole premium payable, or any Interest Make-Whole payments, in respect of any Notes when due; or
               (c) the Company shall fail to deliver shares of Common Stock (including any Additional Shares payable as a result of a make-whole premium), or any cash due because of the Exchange Cap, upon the conversion of any Notes and such failure continues for five calendar days following the scheduled settlement date for such conversion; or
               (d) the Company shall fail to provide the notice required in Section 6.04(b) of an anticipated effective date or actual effective date of a Fundamental Change for a period of five Business Days after such notice was required to be delivered; or
               (e) the Company fails to perform or observe any other term, covenant or agreement contained in the Notes, this First Supplemental Indenture or the Base Indenture and the failure continues for a period of 60 calendar days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes; or
               (f) the Company fails to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any Debt for borrowed money in excess of $25,000,000 of the Company or any Significant Subsidiary of the Company, unless such Debt is discharged or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure or default to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the then-outstanding Notes; or
               (g) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
          (1) commences a voluntary case;
          (2) consents to the entry of an order for relief against it in an involuntary case;
          (3) consents to the appointment of a Custodian of it or for any substantial part of its property;
          (4) makes a general assignment for the benefit of its creditors; or
          (5) takes any comparable action under any foreign laws relating to insolvency; or

               (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
          (1) is for relief against the Company or any Significant Subsidiary in an involuntary case;
          (2) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or
          (3) orders the winding up or liquidation of the Company or any Significant Subsidiary;
or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days.
          The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
          Section 5.02 Acceleration of Maturity; Rescission and Annulment. Notwithstanding Section 5.02 of the Base Indenture, this Section 5.02 (and not Section 5.02 of the Base Indenture) shall apply for purposes of this First Supplemental Indenture and the Notes.
          If an Event of Default with respect to outstanding Notes (other than an Event of Default specified in Section 5.01(g) or 5.01(h) hereof) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes, by written notice to the Company and the Trustee, may declare due and payable 100% of the principal amount of all outstanding Notes plus any accrued and unpaid interest to the date of payment. Upon a declaration of acceleration, such principal and accrued and unpaid interest to the date of payment shall be immediately due and payable.
          If an Event of Default specified in Section 5.01(g) or 5.01(h) hereof occurs, all unpaid principal of and accrued and unpaid interest on the outstanding Notes shall become and be immediately due and payable, without any declaration or other act on the part of the Trustee or any Holder.
          The Holders of a majority in aggregate principal amount of the outstanding Notes by written notice to the Trustee may rescind and annul an acceleration and its consequences if:
          (1) the Company has paid (or deposited with the Trustee a sum sufficient to pay) (i) all overdue interest on all Notes; (ii) the principal amount of any Notes that has become due otherwise than by such declaration of acceleration; (iii) to the extent that payment of such interest is lawful, interest upon overdue interest; and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

          (2) all Events of Default, other than the nonpayment of principal or interest on the Notes which has become due solely because of the acceleration, have been remedied, cured or waived, provided, however, that in the event such declaration of acceleration has been made based on the existence of an Event of Default under Section 5.01(f) hereof and such Event of Default has been remedied, cured or waived in accordance with Section 5.01(f) hereof, then, without any further action by the Holders, such declaration of acceleration shall be rescinded automatically and the consequences of such declaration shall be annulled. No such rescission or annulment shall affect any subsequent Default or impair any right consequent thereon.
          Section 5.03 Waiver of Past Defaults. Notwithstanding Section 5.13 of the Base Indenture, this Section 5.03 (and not 5.13 of the Base Indenture) shall apply for purposes of this First Supplemental Indenture and the Notes. The Holders, either (a) through the written consent of not less than a majority in aggregate principal amount of the outstanding Notes or (b) by the adoption of a resolution, at a meeting of Holders of the outstanding Notes at which a quorum is present, by the Holders of at least a majority in aggregate principal amount of the outstanding Notes, may, on behalf of the Holders of all of the Notes, waive an existing Default or Event of Default, except a Default or Event of Default:
          (1) in the payment of the principal of or interest on any Note;
          (2) in respect of the right to convert any Note (and receive an Interest Make-Whole payment, if any, upon a conversion of Notes) in accordance with Article IX;
          (3) in the payment of the redemption price on the redemption date, or the repurchase price on the Fundamental Repurchase Date in connection with the repurchase rights under Sections 6.04; or
          (4) in respect of a covenant or provision hereof which, under Section 5.02 hereof, cannot be modified or amended without the consent of the Holder of each outstanding Note affected.
          Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; provided, however, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
          Section 5.04 Limitation on Suits. Notwithstanding Section 5.07 of the Base Indenture, this Section 5.04 (and not Section 5.07 of the Base Indenture) shall apply for purposes of this First Supplemental Indenture and the Notes.
          Except to enforce the right to receive payment of principal or interest (including any Interest Make-Whole payments) when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:
               (a) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

               (b) the Holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy;
               (c) such Holder or Holders offer to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
               (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
               (e) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.
          A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
          Section 5.05 Unconditional Rights of Holders to Receive Payment and to Convert. In addition to the other rights and remedies set forth in this Article V and in Article V of the Base Indenture (to the extent applicable to the Notes), notwithstanding any other provision in this First Supplemental Indenture, the Holder of any Note shall have the right, which is absolute and unconditional and shall not be impaired or affected without the consent of such Holder, to receive payment of the principal amount, redemption price, repurchase price upon a Fundamental Change, interest or make-whole premium, if any, in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes and this First Supplemental Indenture, and to convert such Note in accordance with Article IX hereof, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with Article IX hereof.
ARTICLE VI
REDEMPTION AND REPURCHASE OF NOTES
          Notwithstanding Article XI of the Base Indenture, the following Article VI (and not Article XI of the Base Indenture) shall apply for purposes of this First Supplemental Indenture and the Notes.
          Section 6.01 Optional Redemption of Notes. The Notes may be redeemed at the option of the Company, in whole or in part, upon notice as set forth in Section 6.02 hereof, in cash at the redemption price equal to 100% of the principal amount thereof, if the Closing Sale Price of the Common Stock on no fewer than 20 consecutive Trading Days has exceeded 150% of the Conversion Price in any 30 consecutive Trading Days ending on the Trading Day before the date of the notice of the optional redemption is given pursuant to Section 6.02 hereof. In addition, the Company will pay interest on the Notes being redeemed, which interest will include such interest accrued and unpaid to, but excluding, the redemption date; provided, that if the redemption date is after a Record Date and on or prior to the corresponding Interest Payment Date, the interest will be paid on the redemption date to the Holder of record on the Record Date. The Company may not redeem any Notes if a Default in the payment of interest on the Notes has occurred and is continuing.

          Section 6.02 Notice of Optional Redemption; Selection of Notes to Be Redeemed. In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 6.01, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than five Business Days (or such shorter period of time as may be acceptable to the Trustee) prior to the date the notice of redemption is to be delivered, the Trustee in the name of and at the expense of the Company, shall deliver or cause to be delivered a notice of such redemption not fewer than 30 calendar days nor more than 60 calendar days prior to the redemption date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the Register; provided, that if the Company makes such request of the Trustee, it shall, together with such request, also give written notice of the redemption date to the Trustee, provided that the text of the notice shall be prepared by the Company. Such delivery shall be by electronic transmission or by first class mail. The notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Notes designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Notes. Concurrently with the delivery of any such notice of redemption, the Company shall issue a press release announcing such redemption, the form and content of which press release shall be determined by the Company in its sole discretion. The failure to issue any such press release or any defect therein shall not affect the validity of the redemption notice or any of the proceedings for the redemption of any Notes called for redemption.
          Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers of the Notes being redeemed, (iii) the date fixed for redemption (which shall be a Business Day), (iv) the redemption price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes, (vi) that interest accrued and unpaid to, but excluding, the date fixed for redemption will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue, (vii) that the Holder has a right to convert the Notes called for redemption, (viii) the estimated calculation of the Interest Make-Whole, if any, that would be due if the Notes called for redemption were converted on the Business Day immediately preceding the applicable redemption date (ix) the Conversion Rate on the date of such notice, (x) the time and date on which the right to convert such Notes or portions thereof will expire and (xi) that the Company will pay cash for fractional interests in shares of Common Stock issuable upon conversion, if any, as provided in this First Supplemental Indenture. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the redemption date, upon surrender of such Notes, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.
          Whenever any Notes are to be redeemed, the Company will give the Trustee written notice of the redemption date, together with an Officers’ Certificate as to the aggregate principal amount of Notes to be redeemed not fewer than 35 calendar days (or such shorter period of time as may be acceptable to the Trustee) prior to the redemption date.

          On or prior to the redemption date specified in the notice of redemption given as provided in this Section 6.02, the Company will deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 10.3 of the Base Indenture) an amount of money in immediately available funds sufficient to redeem on the redemption date all the Notes (or portions thereof) so called for redemption (other than those theretofore surrendered for conversion into cash and, if applicable, Common Stock) at the appropriate redemption price, together with accrued and unpaid interest to, but excluding, the redemption date; provided that if such payment is made on the redemption date, it must be received by the Paying Agent, by 10:00 a.m., New York City time, on such date. If any Notes called for redemption are converted pursuant hereto prior to such redemption date, any money deposited with the Paying Agent or so segregated and held in trust for the redemption of such Notes shall be paid to the Company or, if then held by the Company, shall be discharged from such trust.
          If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of the Global Notes or the Notes in certificated form to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate. If any Notes selected for redemption are submitted for conversion in part after such selection, the portion of such Notes submitted for conversion shall be deemed (so far as may be possible) to be the portion to be selected for redemption. The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof, notwithstanding that any such Notes are submitted for conversion in part before the delivery of the notice of redemption.
          Upon any redemption of less than all of the outstanding Notes, the Company and the Trustee may (but need not), solely for purposes of determining the pro rata allocation among such Notes that are unconverted and outstanding at the time of redemption, treat as outstanding any Notes surrendered for conversion during the period of fifteen calendar days preceding the delivery of a notice of redemption and may (but need not) treat as outstanding any Notes authenticated and delivered during such period in exchange for the unconverted portion of any Notes converted in part during such period.
          Section 6.03 Payment of Notes Called for Redemption. If notice of redemption has been given as provided in Section 6.02, the Notes or portion of Notes with respect to which such notice has been given shall, unless converted pursuant to the terms hereof, become due and payable on the date fixed for redemption and at the place or places stated in such notice at the redemption price, plus interest accrued and unpaid to, but excluding, the redemption date (unless the redemption date is after a Record Date and on or prior to the corresponding Interest Payment Date, in which event the interest will be paid on the Interest Payment Date to the Holder of record on the Record Date), and, unless the Company shall default in the payment of such Notes at the redemption price, plus interest, if any, accrued and unpaid to, but excluding, such date, interest on the Notes or portion of Notes so called for redemption, interest shall cease to accrue on and after such date and, after 5:00 p.m., New York City time, on the Business Day immediately preceding the redemption date (unless the Company shall default in the payment of such Notes at the redemption price, together with interest accrued to such date) and such Notes shall cease to be convertible and, except as provided in Section 10.03 of the Base Indenture and Section 4.02 hereof, to be entitled to any benefit or security under this Indenture, and the holders thereof shall have no right in respect of such Notes except the right to receive the redemption price thereof plus accrued and unpaid interest to, but excluding, the redemption date. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the redemption price, together with interest accrued and unpaid thereon to, but excluding, the redemption date; provided that if the applicable redemption date is after the applicable Record Date and on or before an Interest Payment Date, the interest payable on such Interest Payment Date shall be paid on such Interest Payment Date to the holders of record of such Notes on the applicable Record Date instead of the holders surrendering such Notes for redemption on such date.
          Upon presentation of any Notes redeemed in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.
          Notwithstanding the foregoing, the Trustee shall not redeem any Notes or deliver any notice of redemption during the continuance of a Default in payment of interest on the Notes. If any Notes called for redemption shall not be so paid upon surrender thereof for redemption on the redemption date as provided in this Section 6.03, to the extent legally permissible, the redemption price shall, until paid or duly provided for, bear interest from and including the redemption date at a rate equal to 1% per annum above the rate borne by the Notes and such Notes shall remain convertible into cash and, if applicable, Common Stock until the redemption price and interest shall have been paid or duly provided for.
          Section 6.04 Repurchase at Option of Holders Upon a Fundamental Change.
               (a) If there shall occur a Fundamental Change at any time prior to the Maturity Date of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, on a date (the “Fundamental Change Repurchase Date”) specified by the Company, that is not less than 20 Business Days nor more than 35 Business Days after the date of the Company Repurchase Notice related to such Fundamental Change at a cash repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, subject to the satisfaction by the Holder of the requirements set forth in Section 6.04(c); provided, however, that if such Fundamental Change Repurchase Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, then the interest payable on such Interest Payment Date shall be paid on such Interest Payment Date to the holders of record of the Notes on the applicable Record Date instead of the holders surrendering the Notes for repurchase on such date.
               (b) On or before the fifth calendar day after the occurrence of a Fundamental Change, the Company shall deliver or cause to be delivered to all holders of record of the Notes on the date of the Fundamental Change at their addresses shown in the Register a Company Repurchase Notice as set forth in Section 6.05 with respect to such Fundamental Change. The Company shall also deliver a copy of the Company Repurchase Notice to the

Trustee and the Paying Agent at such time as it is delivered to holders of Notes. Concurrently with the delivery of such Company Repurchase Notice, the Company shall issue a press release announcing such Fundamental Change referred to in the Company Repurchase Notice, the form and content of which press release shall be determined by the Company in its sole discretion.
          No failure of the Company to give the foregoing notices and press release and no defect therein shall limit the repurchase rights of holders of Notes or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 6.04.
               (c) For Notes to be repurchased at the option of the Holder, the Holder must deliver to the Paying Agent, prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date, (i) a written notice of repurchase (the “Repurchase Notice”) in the form set forth on the reverse of the Notes duly completed (if the Notes are certificated) or stating the following (if the Notes are represented by a Global Note): (A) the certificate number of the Notes which the Holder will deliver to be repurchased or compliance with the appropriate Depositary procedures, (B) the portion of the principal amount of the Notes which the Holder will deliver to be repurchased, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000 and (C) that such Notes shall be repurchased by the Company pursuant to the terms and conditions specified in the Notes and in this Indenture, together with (ii) such Notes duly endorsed for transfer (if the Notes are certificated) or book-entry transfer of such Notes (if such Notes are represented by a Global Note). The delivery of such Notes to the Paying Agent with, or at any time after delivery of, the Repurchase Notice (together with all necessary endorsements) at the office of the Paying Agent shall be a condition to the receipt by the Holder of the repurchase price therefor; provided, however, that such repurchase price shall be so paid pursuant to this Section 6.04 only if the Notes so delivered to the Paying Agent shall conform in all respects to the description thereof in the Repurchase Notice. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Notes for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.
               (d) The Company shall repurchase from the Holder thereof, pursuant to this Section 6.04, a portion of a Note, if the principal amount of such portion is $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to the repurchase of all of a Note also apply to the repurchase of such portion of such Note.
               (e) The Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.
          Any repurchase by the Company contemplated pursuant to the provisions of this Section 6.04 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Notes.
          Section 6.05 Company Repurchase Notice. In connection with any repurchase of Notes upon a Fundamental Change, the Company shall on or before the fifth calendar day after the occurrence of such Fundamental Change give notice to holders (with a copy to the

Trustee) setting forth information specified in this Section 6.05 (in either case, the “Company Repurchase Notice”).
          Each Company Repurchase Notice shall:
               (a) state the repurchase price and the Fundamental Change Repurchase Date to which the Company Repurchase Notice relates;
               (b) state the circumstances constituting the Fundamental Change;
               (c) state that the repurchase price will be paid in cash;
               (d) state that holders must exercise their right to elect repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date;
               (e) include a form of Repurchase Notice;
               (f) state the name and address of the Paying Agent;
               (g) state that Notes must be surrendered to the Paying Agent to collect the repurchase price;
               (h) state that a Holder may withdraw its Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivering a valid written notice of withdrawal in accordance with Section 6.06;
               (i) state the then applicable Conversion Rate, including expected changes in the Conversion Rate resulting from such Fundamental Change transaction and expected changes in the cash, shares or other property deliverable upon conversion of the Notes as a result of the occurrence of the Fundamental Change;
               (j) state that Notes as to which a Repurchase Notice has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of this First Supplemental Indenture;
               (k) state the amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Fundamental Change Repurchase Date; and
               (l) state the CUSIP number of the Notes.
A Company Repurchase Notice may be given by the Company or, at the Company’s request, the Trustee shall give such Company Repurchase Notice in the Company’s name and at the Company’s expense; provided, however, that the text of the Company Repurchase Notice shall be prepared by the Company.
          The Company will, to the extent applicable, comply with the provisions of Rule 13e-4 and Rule 14e-1 (or any successor provision) under the Exchange Act that may be applicable at the time of the repurchase of the Notes, file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and comply with all other federal and state securities laws in connection with the repurchase of the Notes.
          Section 6.06 Effect of Repurchase Notice; Withdrawal. Upon receipt by the Paying Agent of the Repurchase Notice specified in Section 6.04, the Holder of the Notes in respect of which such Repurchase Notice was given shall (unless such Repurchase Notice is validly withdrawn in accordance with the following paragraph) thereafter be entitled to receive solely the repurchase price with respect to such Notes. Such repurchase price shall be paid to such Holder, subject to receipt of funds and/or the Notes by the Paying Agent, promptly following the later of (x) the Fundamental Change Repurchase Date with respect to such Notes (provided the Holder has satisfied the conditions in Section 6.04) and (y) the time of book-entry transfer or delivery of such Notes to the Paying Agent by the Holder thereof in the manner required by Section 6.04. The Notes in respect of which a Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article IX hereof on or after the date of the delivery of such Repurchase Notice unless such Repurchase Notice has first been validly withdrawn.
          A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:
               (a) the certificate number, if any, of the Notes in respect of which such notice of withdrawal is being submitted, or the appropriate Depositary information, in accordance with appropriate Depositary procedures, if the Notes in respect of which such notice of withdrawal is being submitted is represented by a Global Note,
               (b) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, and
               (c) the principal amount, if any, of such Notes which remains subject to the original Repurchase Notice and which has been or will be delivered for repurchase by the Company.
          If a Repurchase Notice is properly withdrawn, the Company shall not be obligated to repurchase the Notes listed in such Repurchase Notice.
          Section 6.07 Deposit of Repurchase Price. Prior to 10:00 a.m., New York City Time, on the Business Day immediately following the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent or, if the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 10.03 of the Base Indenture, an amount of cash (in immediately available funds if deposited on the Fundamental Change Repurchase Date, as the case may be), sufficient to pay the aggregate repurchase price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date.

          If on the Business Day immediately following the Fundamental Change Repurchase Date the Paying Agent holds cash sufficient to pay the repurchase price of the Notes that holders have elected to require the Company to repurchase in accordance with Section 6.04, then, on the Fundamental Change Repurchase Date such Notes will cease to be outstanding, interest will cease to accrue and all other rights of the holders of such Notes will terminate, other than the right to receive the repurchase price upon delivery or book-entry transfer of the Notes. This will be the case whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Paying Agent.
          Section 6.08 Notes Repurchased in Part. Upon presentation of any Notes repurchased only in part, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Notes or Notes, of any authorized denomination, in aggregate principal amount equal to the unrepurchased portion of the Notes presented.
          Section 6.09 Purchase of Notes in the Open Market. The Company may purchase Notes in the open market, by tender at any price or pursuant to private agreements.
          Section 6.10 Cancellation of Notes Redeemed or Repurchased. The Company may, at its option, surrender any Note redeemed or repurchased pursuant to this Article VI to the Trustee for cancellation; provided, however, such Notes may not be reissued or resold by the Company. Any Notes surrendered to the Trustee for cancellation may not be reissued or resold by the Company and will be canceled promptly in accordance with Section 3.09 of the Base Indenture.
          Section 6.11 Sinking Funds. No sinking fund is provided for the Notes.
ARTICLE VII
SUCCESSORS
          Notwithstanding Article VIII of the Base Indenture, the following Article VII (and not Article VIII of the Base Indenture) shall apply for purposes of this First Supplemental Indenture and the Notes.
          Section 7.01 When Company May Merge, Etc. The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge into any other Person or sell, convey, transfer or lease its property and assets substantially as an entirety to another Person unless:
               (a) either (i) the Company is the continuing corporation, or (ii) the directly resulting, surviving or transferee Person (if other than the Company) is a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture, all of the Company’s obligations under the Notes and the Indenture;

               (b) immediately after giving effect to the transaction described above, no Default or Event of Default, has occurred and is continuing;
               (c) if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally assumes or guarantees all obligations of the Company or such surviving Person under the Notes and the Indenture; and
               (d) the Company has, at or prior to the effective date of such consolidation, merger or transfer, delivered to the Trustee the Officers’ Certificate and Opinion of Counsel pursuant to Section 7.03.
          For Purposes of this Article VII, any transfer of the Company’s interest in Petrodelta, S.A., in connection with the Sukuk Financing will not constitute the sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entirety.
          Section 7.02 Successor Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease in which the Company is not the continuing corporation and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form and substance to the Trustee, of the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or satisfied by the Company, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of this first part, and Harvest Natural Resources, Inc. shall be discharged from its obligations under the Notes and the Indenture. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of Harvest Natural Resources, Inc. any or all of the Notes, issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor Person instead of the Company and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Notes that such successor Person thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance, transfer or lease, upon compliance with this Article VII the Person named as the “Company” in the first paragraph of the Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter and such Person shall be discharged from its liabilities as obligor and maker of the Notes and from its obligations under the Indenture.
          Section 7.03 Opinion of Counsel to be Given Trustee. Prior to execution of any supplemental indenture pursuant to this Article VII, the Trustee shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption complies with the provisions of this Article VII.
ARTICLE VIII
AMENDMENTS; SUPPLEMENTS AND WAIVERS
          Section 8.01 Without Consent of Holders.
          In addition to the provisions of Section 9.01 of the Base Indenture, the Company and the Trustee may also amend or supplement this First Supplemental Indenture or the Notes without notice to or consent of any Holder of a Note for any of the following purposes:
               (a) to provide for conversion rights of Holders of the Notes and the Company’s repurchase obligations in connection with a Fundamental Change in the event of any reclassification of the Common Stock, merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entirety;
               (b) to secure the Notes;
               (c) to provide for the assumption of the Company’s obligations to the Holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entirety;
               (d) to surrender any right or power herein conferred upon the Company;
               (e) to add to the covenants of the Company for the benefit of the Noteholders;
               (f) to cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Base Indenture or this First Supplemental Indenture or the Notes; provided, that such modification or amendment does not adversely affect the interests of the Noteholders in any material respect; provided, further, that any amendment made solely to conform the provisions of the Base Indenture or this First Supplemental Indenture or the Notes to the description of the Notes contained in the Prospectus Supplement shall not be deemed to adversely affect the interests of the holders of the Notes;
               (g) to make any provision with respect to matters or questions arising under the Base Indenture or this First Supplemental Indenture or the Notes that the Company may deem necessary or desirable and that shall not be inconsistent with provisions of the Base Indenture or this First Supplemental Indenture or the Notes; provided, that such change or modification does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Noteholders in any material respect;
               (h) to increase the Conversion Rate;

               (i) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Base Indenture or this First Supplemental Indenture under the TIA;
               (j) to add guarantees of obligations under the Notes; or
               (k) to provide for a successor trustee.
          Section 8.02 With Consent of Holders.
          Notwithstanding Section 9.02 of the Base Indenture, this Section 8.02 (and not Section 9.02 of the Base Indenture) shall apply for purposes of this First Supplemental Indenture and the Notes.
          Except as provided below in this Section 8.02, this First Supplemental Indenture, the Base Indenture or the Notes may be amended or supplemented, and noncompliance by the Company in any particular instance with any provision of the Indenture or the Notes may be waived, in each case (i) with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes outstanding at which a quorum is present, by the Holders of a majority in aggregate principal amount of the outstanding Notes.
          Without the written consent or the affirmative vote of each Holder of Notes affected, an amendment or waiver under this Section 8.02 may not:
               (a) extend the maturity of any Notes;
               (b) reduce the rate or extend the time for payment of interest on any Notes;
               (c) reduce the principal amount of any Notes;
               (d) reduce any amount payable upon redemption or repurchase of any Notes in accordance with Article VI;
               (e) impair the right of a Holder to institute suit for payment of any Notes;
               (f) change the currency in which any principal of, or interest on, the Notes is payable;
               (g) change the redemption provisions in a manner adverse to the Holders;
               (h) change the Company’s obligation to repurchase any Notes at the option of the Holder in a manner adverse to the holders except as provided in Section 8.01(a);

               (i) change the Company’s obligation to repurchase any Notes upon a Fundamental Change in a manner adverse to the Holders after the occurrence of a Fundamental Change;
               (j) affect the right of a Holder to convert any Notes into shares of Common Stock or reduce the number of shares of Common Stock or any other property, including cash, receivable upon conversion pursuant to Article IX hereof;
               (k) change the Company’s obligation to maintain an agency for service of process in New York City;
               (l) modify this paragraph or Section 5.03 hereof; or
               (m) reduce the percentage of the Notes required for consent to any modification of the Base Indenture or this First Supplemental Indenture that does not require the consent of each affected Holder.
          It shall not be necessary for any act of Holders of Notes under this Section 8.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.
          After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Company shall promptly deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.
ARTICLE IX
CONVERSION OF NOTES
          Section 9.01 Right to Convert.
               (a) Subject to and upon compliance with the provisions of this First Supplemental Indenture, on or prior to the close of business on the Business Day immediately the Maturity Date, the Holder of any outstanding Notes shall have the right, at such Holder’s option, to convert the principal amount of the Notes held by such Holder, or any portion of such principal amount which is an integral multiple of $1,000, into fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) at the Conversion Rate in effect at such time, by surrender of the Notes so to be converted, together with any required funds, under the circumstances described in this Section 9.01 and in the manner provided in Section 9.02 hereof. Notwithstanding the foregoing, if the number of shares of Common Stock issuable upon conversion of the Notes exceeds the Exchange Cap, the Notes will be converted in the manner provided in Section 9.03.
               (b) Notes in respect of which a Holder has delivered a Repurchase Notice exercising such Holder’s right to require the Company to repurchase such Notes pursuant to Section 6.04 hereof may be converted only if such Repurchase Notice is withdrawn in accordance with Section 6.06 hereof prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date.
               (c) A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted his Notes to Common Stock, and only to the extent such Notes are deemed to have been converted to Common Stock under this Article IX.
          Section 9.02 Exercise of Conversion Right; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends. In order to exercise the conversion right with respect to any Notes in certificated form, the Company must receive at the office or agency of the Company maintained for that purpose or, at the option of such Holder, the Corporate Trust Office, such Notes with the original or facsimile of the form entitled “Conversion Notice” on the reverse thereof, duly completed and manually signed, together with such Notes duly endorsed for transfer, together with any other required transfer documents, accompanied by the funds, if any, required by this Section 9.02. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion, if any, shall be issued, and shall be accompanied by transfer or similar taxes, if required pursuant to Section 9.09 hereof. Once delivered, a Conversion Notice is irrevocable.
          In order to exercise the conversion right with respect to any interest in a Global Note, the Holder must complete, or cause to be completed, the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program; deliver, or cause to be delivered, by book-entry delivery an interest in such Global Note; furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or conversion agent; and pay the funds, if any, required by this Section 9.02 and any transfer or similar taxes if required pursuant to Section 9.09 hereof.
          A certificate or certificates for the number of full shares of Common Stock into which the Notes are converted will be delivered to such Holder after satisfaction of the requirements for conversion set forth above, in accordance with Section 9.14 hereof. In case any Notes of a denomination greater than $1,000 shall be surrendered for partial conversion, and subject to Section 3.02 hereof, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Notes so surrendered, without charge to the Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.
          Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) on the date on which the requirements set forth above in this Section 9.02 have been satisfied as to such Notes (or portion thereof) (the “Conversion Date”) and such Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date. The Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion, if any, shall be deemed to have become, on said date, the holder of record of the shares represented thereby; provided that in the event of any such surrender on any date when the stock transfer books of the Company shall be closed, that Person shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the Conversion Date.
          Any Notes or portion thereof surrendered for conversion during the period from 5:00 p.m., New York City time, on the Record Date for any Interest Payment Date to 5:00 p.m., New York City time, on the Business Day preceding the applicable Interest Payment Date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided that no such payment need be made (1) if a Holder converts its Notes in connection with a Fundamental Change and the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date or (2) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes. Except as provided above in this Section 9.02, in below in the next paragraph and Section 9.07 hereof, no payment or other adjustment shall be made for interest accrued on any Notes converted or for dividends on any shares issued upon the conversion of such Notes as provided in this Article IX.
          If a Holders surrenders Notes for conversion after notice is given pursuant to Section 6.02 of this First Supplemental Indenture that the Company is exercising its option to redeem the Notes and prior to the applicable redemption date, such Holder will be entitled to receive upon conversion of such Holder’s Notes into shares of Common Stock, in addition to the Shares of Common Stock, a payment in cash equal to the amount of the interest that would have accrued under the Notes at the applicable interest rate for the period from the then most recent Interest Payment Date (or if such Holder converts after the Record Date for an Interest Payment Date but prior to the corresponding Interest Payment Date, from the next Interest Payment Date) through, but not including, the Maturity Date, provided that any such interest which would have been accrued after the applicable Conversion Date will be discounted to the present value of such interest using a discount rate equal to the interest rate of U.S. Treasury Bonds with equivalent remaining terms from the applicable Conversion Date through the Maturity Date (the “Interest Make-Whole”). In calculating the discount rate for the Interest Make-Whole, if U.S. Treasury Bonds with equivalent remaining terms (including the maturity date of such bonds) are not available, the Company may use U.S. Treasury Bonds with the closest remaining terms then available.
          Upon the conversion of an interest in a Global Note, the Trustee (or other Conversion Agent appointed by the Company), or the custodian for the Global Note at the direction of the Trustee (or other Conversion Agent appointed by the Company), shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.
          Upon the conversion of any Notes, the accrued but unpaid interest and accrued tax original issue discount, if any, attributable to the period from the Issue Date of the Notes to the Conversion Date, with respect to the converted Notes, shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of the shares of Common Stock (and a cash payment in lieu of fractional shares, if any) in exchange for the Notes being converted pursuant to the provisions hereof.
          Section 9.03 Limitations on Conversion Due to Market Regulation. Notwithstanding the foregoing, the Company shall not be obligated to issue shares of Common Stock upon conversion of the Notes or otherwise to the extent (and only to the extent) the issuance of such shares of Common Stock would exceed 6,622,995 in the aggregate (which number is 19.9% of the Company’s outstanding shares of Common Stock on the February 11, 2010, without giving effect to the issuance of shares of Common Stock underlying the Notes) (the “Exchange Cap”). The Exchange Cap limitation shall not apply in the event that the Company obtains the approval of its holders of Common Stock for issuances of shares of Common Stock in excess of such amount. In the event that a Holder seeks to convert such Holder’s Notes into shares of Common Stock in excess of the Exchange Cap, the Company will notify such Holder within three Business Days that the Exchange Cap has been exceeded and that the Company will instead settle such amount in excess of the Exchange Cap in cash and not in shares of Common Stock. The Holder will then have three Business Days to elect to proceed with a cash settlement or withdraw such Holder’s conversion notice. If the Holder has not withdrawn such Holder’s notice by the close of business on the third Business Day after the date the Company gives notice of its intention to settle such portion of the Note in cash, then the Company will, by wire transfer of U.S. dollars in immediately available funds to the account designated by the Holder, pay cash to the Holder in an amount equal to the product of (x) the number of shares of Common Stock which would have been issuable upon conversion but can not be issued as a result of the Exchange Cap and (y) the quotient of (a) the sum of the weighted average price of a share of Common Stock on the then principal trading market for the Common Stock on each of the five consecutive Trading Days ending and including the Trading Day immediately prior to the applicable Conversion Date, divided by (b) five.
          Section 9.04 Limitation on Beneficial Ownership. Notwithstanding anything to the contrary in this Article IX, no Holder shall be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of 5.0% or more of the shares of Common Stock outstanding at such time. This limitation on beneficial ownership shall be terminated (i) upon 61 days’ notice to the Company by any Holder, solely with respect to the Notes beneficially owned by such Holder, (ii) immediately upon delivery by the Company of a notice of optional redemption pursuant to Section 6.02 hereof, (iii) immediately upon delivery by the Company of a Company Repurchase Notice or (iv) on February 1, 2013. In addition, no Holder who holds more than 5.0% of Common Stock outstanding as of the issue date shall be entitled to receive shares of Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a beneficial owner of more than an additional 1% of the shares of Common Stock outstanding at such time in respect of conversions of the Notes by such 5.0% Holder. Any purported delivery of shares of Common Stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of 5.0% or more of the shares of Common Stock outstanding at such time or, in the case of a 5.0% Holder, more than an additional 1% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a Holder upon conversion of Notes is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares of Common Stock as promptly as practicable after any such converting Holder gives notice to the Company that such delivery would not result in such limitation being triggered.
          Section 9.05 Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered. If any fractional share of stock would be issuable upon the conversion of any Note or Notes, the Company shall make an adjustment and payment therefor in cash to the Holder of Notes at a price equal to the applicable fraction of the Closing Sale Price on the final Trading Day immediately preceding the Conversion Date.
          Section 9.06 Conversion Rate.
               (a) Each $1,000 principal amount of the Notes shall be convertible into cash and the number of shares of Common Stock, if any, based upon the Conversion Rate which is specified in the form of Notes in Article II hereto, subject to adjustment as provided in this Section 9.06 and Section 9.07 hereof.
               (b) Prior to he Maturity Date, if and only to the extent a Holder elects to convert Notes in connection with a Non-Stock Change of Control at any time beginning on the Business Day following the date on which such Non-Stock Change of Control becomes effective (the “Effective Date”) but before 5:00 p.m., New York City time, on the Business Day immediately preceding the related Fundamental Change Repurchase Date, the Company shall increase the Conversion Rate applicable to such converted Notes by a number of additional shares of Common Stock (the “Additional Shares”) as set forth below. A conversion of Notes shall be deemed to be “in connection with” a Non-Stock Change of Control if the Conversion Notice is received by the Conversion Agent during the period specified in the previous sentence. The number of additional shares of Common Stock shall be determined by reference to the table below, based on the Effective Date and the price (the “Stock Price”) paid per share for the Common Stock in the Non-Stock Change of Control. If holders of Common Stock receive only cash in the Non-Stock Change of Control, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Sale Prices of the Common Stock on the five Trading Days prior to, but not including, the Effective Date of such Non-Stock Change of Control.
          The numbers of Additional Shares of Common Stock set forth in the table below shall be adjusted as of any date on which the Conversion Rate is adjusted in the same manner in which the Conversion Rate is adjusted. The Stock Prices set forth in the table below shall be adjusted, as of any date on which the Conversion Rate is adjusted, to equal the Stock Price applicable immediately prior to such adjustment multiplied by a fraction, of which

          (1) the numerator shall be the Conversion Rate immediately prior to the adjustment and
          (2) the denominator shall be the Conversion Rate as so adjusted.
The following table sets forth the Stock Price and number of Additional Shares by which the Conversion Rate shall be adjusted:

Effective Date	$4.39	$5.00	$5.50	$6.00	$6.50	$7.00	$8.00	$9.00	$10.00	$12.50	$15.00

February 17, 2010	52.567	39.620	32.160	26.586	22.328	19.008	14.228	10.992	8.668	4.986	2.856
March 1, 2011	52.567	35.661	27.464	21.620	17.390	14.275	10.141	7.613	5.930	3.419	1.980
March 1, 2012	52.567	29.180	19.625	13.346	9.282	6.673	3.911	2.690	2.054	1.220	0.721
March 1, 2013	52.567	24.777	6.595	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
          If the Stock Price and Effective Date are not set forth on the table above and the Stock Price is:
               (i) between two Stock Prices on the table or the Effective Date is between two days on the table, the number of additional shares of Common Stock shall be determined by the Trustee by straight-line interpolation between the number of additional shares of Common Stock set forth for the higher and lower Stock Price and the two Effective Dates, as applicable, based on a 360-day year;
               (ii) in excess of $15.00 per share (subject to adjustment), no additional shares of Common Stock shall be issued upon conversion; or
               (iii) less than $4.39 per share (subject to adjustment), no additional shares of Common Stock shall be issued upon conversion.
          Additional Shares deliverable pursuant to this Section 9.06(b) or cash in lieu thereof, shall be delivered on the settlement date applicable to the relevant conversion.
          The Company shall provide written notice to all Holders and to the Trustee as soon as practicable and if possible at least 20 calendar days prior to the anticipated Effective Date of a Non-Stock Change of Control. The Company must also provide written notice to all Holders and to the Trustee upon the effectiveness of such Non-Stock Change of Control.
          Section 9.07 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company as follows:
               (a) In case the Company shall, at any time or from time to time while any of the Notes are outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to all or substantially all holders of its outstanding shares of Common Stock, then the Conversion Rate in effect at the opening of business on the date following the record date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction:
          (1) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution plus the total number of shares of Common Stock constituting such dividend or other distribution; and
          (2) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, such increase to become effective immediately after the opening of business on the day following the record date fixed for such determination. For the purpose of this paragraph (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company. If any dividend or distribution of the type described in this Section 9.07(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
               (b) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
               (c) In case the Company shall issue rights or warrants to all or substantially all holders of its outstanding shares of Common Stock entitling them to subscribe or purchase, for a period of up to 45 calendar days, shares of Common Stock at a price per share less than the then Current Market Price, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the date fixed for determination of stockholders entitled to receive such rights or warrants by a fraction,
          (1) the numerator of which shall be the number of shares of Common Stock outstanding on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase, and

          (2) the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at the Current Market Price on such date.
          Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
               (d) In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock shares of any class of Capital Stock of the Company or evidences of its Debt or assets (including securities, but excluding (i) any rights or warrants referred to in Section 9.07(c) hereof, (ii) any dividends or distributions in connection with a reclassification, consolidation, merger, combination or sale or conveyance to which Section 9.08 hereof applies, (iii) any dividends or distributions paid exclusively in cash or (iv) any dividends or distributions referred to in Section 9.07(a) hereof) (any of the foregoing hereinafter in this Section 9.07(d)) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the record date with respect to such distribution by a fraction,
          (1) the numerator of which shall be the Current Market Price on such record date; and
          (2) the denominator of which shall be the Current Market Price on such record date less the Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive, and set forth in a resolution of the Board of Directors) on the record date of the portion of the Distributed Assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such record date; provided, that if the then Fair Market Value (as so determined) of the portion of the Distributed Assets so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date or the Current Market Price exceeds such Fair Market Value by less than $0.10, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of Distributed Assets such Holder would have received had such Holder converted each Notes solely into Common Stock immediately prior to the record date; and provided, further, that no adjustment to the Conversion Rate shall be made if the Holder will otherwise participate in such distribution without conversion as a result of holding the Notes. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
          If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 9.07(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to Section 9.07(g)(1) hereof to the extent possible, unless the Board of Directors determines in good faith that determining the Fair Market Value during the Reference Period would not be a reasonably accurate measure of value. Notwithstanding the foregoing, in the event any such distribution consists of shares of Capital Stock of, or similar equity interests in, one or more of the Company’s Subsidiaries (a “Spin-Off”), the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date with respect to such distribution by a fraction:
          (1) the numerator of which shall be the Current Market Price of the Common Stock, plus the Fair Market Value of the portion of the distributed assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date), determined as set forth above, and
          (2) the denominator of which shall be the Current Market Price on such record date, such increase shall become effective immediately prior to the opening of business on the day following the last Trading Day of the Spin-Off Valuation Period (as defined below). In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. In the case of a Spin-Off of a Subsidiary whose securities are publicly traded, the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities on the principal securities market on which such securities are traded for the five consecutive Trading Days commencing on and including the sixth day of trading of those securities after the effectiveness of the Spin-Off (the “Spin-Off Valuation Period”), and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin-Off occurs simultaneously with the Spin-Off, Fair Market Value of the securities distributed in the Spin-Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.

          Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 9.07 (and no adjustment to the Conversion Rate under this Section 9.07 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 9.07(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this First Supplemental Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of Debt or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 9.07 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.
          No adjustment of the Conversion Rate shall be made pursuant to this Section 9.07(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed or reserved by the Company for distribution to Holders of Notes upon conversion by such Holders of Notes to Common Stock.
          For purposes of this Section 9.07(d) and Sections 9.07(a) and (b) hereof, any dividend or distribution to which this Section 9.07(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of Debt, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants (and any Conversion Rate adjustment required by this Section 9.07(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Rate adjustment required by Sections 9.07(a) or 9.07(b) hereof with respect to such dividend or distribution shall then be made), except (A) the record date of such dividend or distribution shall be substituted as “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution”, “the date fixed for the determination of stockholders entitled to receive such rights or warrants” and “the date fixed for such determination” within the meaning of Sections 9.07(a) and 9.07(b) hereof and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of Section 9.07(a) hereof.
               (e) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (including any quarterly cash dividend, but excluding (x) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (y) any dividend or distribution in connection with a reclassification, consolidation, merger, binding share exchange or sale to which Section 9.08 hereof applies), then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect on the applicable record date by a fraction,
          (1) the numerator of which shall be the Current Market Price on such record date; and
          (2) the denominator of which shall be the Current Market Price on such record date less the amount of the cash distribution applicable to one share of Common Stock, such adjustment to be effective immediately prior to the opening of business on the day following the record date; provided, that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of cash such Holder would have received had such Holder converted each Notes solely into Common Stock immediately prior to the record date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
               (f) In case a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors) that as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,
          (1) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the

Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, and
          (2) the denominator of which shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.
               (g) For purposes of this Section 9.07, the following terms shall have the meaning indicated:
          (1) “Current Market Price” on any date means the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such date (the “day in question”); provided that if:
          (A) the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 9.07 (a), (b), (c), (d), (e) or (f) occurs during such ten consecutive Trading Days, the Closing Sale Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by dividing such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be multiplied as a result of such other event;
          (B) the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (A) of this proviso, the Closing Sale Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 9.07(d), (e) or (f)) of the evidences of Debt, shares of Capital Stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date.

Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 9.07, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 9.07 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.
          “Ex” date, when used:
          (i) with respect to any issuance or distribution, means the first date on which the shares of Common Stock trade regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution;
          (ii) with respect to any subdivision or combination of shares of Common Stock, means the first date on which the shares of Common Stock trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective; and
          (iii) with respect to any tender or exchange offer, means the first date on which the shares of Common Stock trade regular way on such exchange or in such market after the Expiration Time of such offer.
          (2) “Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.
          (3) “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
               (h) The Company, in its sole discretion, may make such increases in the Conversion Rate, in addition to those required by Sections 9.07(a)-(f) hereof, as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
          To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 Business Days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall deliver to Holders of record of the Notes and the Trustee a notice of the increase, which notice will be given at least 15 days prior to the effectiveness of any such increase, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

               (i) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided, however, that any adjustments that by reason of this Section 9.07(i) are not required to be made shall be carried forward and the Company shall make such carry forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (x) annually on the anniversary of the Closing Date and otherwise (y)(1) five Business Days prior to the maturity of the Notes (whether at stated maturity or otherwise) or (2) prior to the redemption date Fundamental Change Repurchase Date, unless such adjustment has already been made. All calculations under this Article IX shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest or for any issuance of Common Stock or convertible or exchangeable securities or rights to purchase Common Stock or convertible or exchangeable securities. Interest will not accrue on any cash into which the Notes are convertible.
               (j) Whenever the Conversion Rate is adjusted as herein provided, the Company will issue a press release through Business Wire or another widely accepted business wire service containing the relevant information and make this information available on the Company’s website or through another public medium as the Company may use at that time. In addition, the Company shall promptly file with the Trustee and any conversion agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has actual knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to the Holder of each Notes at his last address appearing on the Register, within 20 calendar days after execution of such notice. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
               (k) In any case in which this Section 9.07 provides that an adjustment shall become effective immediately after (1) a record date for an event, (2) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to Section 9.07(a) hereof, (3) a date fixed for the determination of stockholders entitled to receive rights or warrants pursuant to Section 9.07(b) hereof, or (4) the Expiration Time for any tender or exchange offer pursuant to Section 9.07(f) hereof, (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the Holder of any Notes converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock, if any, or other securities, cash or other property issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock, if any, issuable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of any fractional share pursuant to Section 9.07 hereof. For purposes of this Section 9.07(k), the term “Adjustment Event” shall mean:

               (i) in any case referred to in clause (1) hereof, the occurrence of such event,
               (ii) in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made,
               (iii) in any case referred to in clause (3) hereof, the date of expiration of such rights or warrants, and
          (iv) in any case referred to in clause (4) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.
               (l) For purposes of this Section 9.07, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
               (m) No adjustment to the Conversion Rate shall be made pursuant to this Section 9.07 if the holders of the Notes may participate in the transaction that would otherwise give rise to adjustment pursuant to this Section 9.07.
          Section 9.08 Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely:
               (a) any reclassification or change of the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination),
               (b) any consolidation or merger of the Company with or into another Person, or
               (c) any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Company’s assets and those of its Subsidiaries taken as a whole to any other Person or Persons, as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, in each case, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture, if such supplemental indenture is then required to so comply) providing that such Notes shall, without the consent of any holders of Notes, be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof) (the “Applicable Consideration”) that such Holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition; provided, however, that in the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the Notes shall be convertible into the consideration that a majority of the holders of Common Stock who made such an election received in such transaction and the term “Applicable Consideration” shall be construed accordingly; and provided, further, that Section 9.14 hereof shall continue to apply following any such transaction. Such supplemental indenture shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article IX. If, in the case of any such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, the stock or other securities and assets receivable thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the conversion rights set forth in this Article IX.
          The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.
          The above provisions of this Section 9.08 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, leases, transfers, conveyances or other dispositions.
          If this Section 9.08 applies to any event or occurrence, Section 9.07 hereof shall not apply.
          Any additional shares of Common Stock that a Holder is entitled to receive upon conversion pursuant to Section 9.06(b) hereof, if applicable, shall not be payable in shares of Common Stock, but shall represent a right to receive the aggregate amount of cash, securities or other property into which the additional shares of Common Stock would convert as a result of such recapitalization, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition.
          The Company may not become party to any such transaction described in clauses (a), (b) or (c) of this Section 9.08, unless the terms of such transactions are consistent with this Section 9.08.
          Section 9.09 Taxes on Shares Issued. The issue of stock certificates on conversions of Notes shall be made without charge to the converting Holder of Notes for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Notes converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
          Section 9.10 Reservation of Shares, Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the Notes, including any Additional Shares, from time to time as such Notes are presented for conversion.
          Before taking any action which would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate.
          The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.
          The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be.
          The Company further covenants that, if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Notes; provided that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of the Notes into Common Stock in accordance with the provisions of this Indenture, the Company covenants to list such Common Stock issuable upon conversion of the Notes in accordance with the requirements of such exchange or automated quotation system at such time.
          Section 9.11 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Price or the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any Capital Stock, other securities or other assets or property, which may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and any other conversion agent make no representations with respect thereto. Neither the Trustee nor any conversion agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article IX. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 9.08 hereof relating either to the kind or amount of shares of capital stock or other securities or other assets or property (including cash) receivable by holders of Notes upon the conversion of their Notes after any event referred to in such Section 9.08 hereof or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 6.01 of the Base Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.
          Section 9.12 Notice to Holders Prior to Certain Actions. In case:
               (a) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 9.07 hereof; or
               (b) the Company shall authorize the granting to the holders of all or substantially all of its Common Stock or rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or
               (c) of any reclassification or reorganization of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or
               (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;
the Company shall cause to be filed with the Trustee and to be delivered to each Holder at his address appearing on the Register provided for in Section 3.05 of the Base Indenture, as promptly as possible but in any event at least ten calendar days prior to the applicable date hereinafter specified to the extent the Company has the knowledge to do so, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.
          Section 9.13 Stockholder Rights Plans. If the rights provided for in any rights plan adopted by the Company have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that the holders of the Notes would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Notes, the Conversion Rate will be adjusted as provided in Section 9.07(d) hereof. If such rights have not separated, any shares of Common Stock delivered upon the conversion of Notes shall be accompanied by such rights.
          Section 9.14 Conversion Settlement. Shares of Common Stock issuable upon conversion of Notes will be delivered to the converting Holders on the Trading Day following the applicable Conversion Date. A Holder receiving shares of Common Stock upon conversion shall not be entitled to any rights as a holder of Common Stock, including, among other things, the right to vote or receive dividends and notices of stockholder meetings, until the close of business on the applicable Conversion Date.
ARTICLE X
COVENANTS
          In addition to the covenants set forth in Article X of the Base Indenture (except for the covenants set forth in Sections 10.01, 10.02 and 10.04 of the Base Indenture, which will not apply with respect to the Notes authorized and designated under this First Supplemental Indenture), the following covenants shall apply with respect to the Notes authorized and designated under this First Supplemental Indenture.
          Section 10.01 Payment of Notes. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this First Supplemental Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this First Supplemental Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Noteholders on that date pursuant to the terms of this First Supplemental Indenture.
          The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
          Section 10.02 Maintenance of Office or Agency. The Company shall maintain an office or agency, where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or for conversion, redemption or repurchase. As of the date of this First Supplemental Indenture, such office is located at the office of the Trustee located at U.S.

Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292 and, at any other time, at such other address as the Trustee may designate from time to time by notice to the Company. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office.
          The Company may also from time to time designate co-registrars and one or more offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
          In addition, the Company shall maintain an office or agency in the Borough of Manhattan, The City of New York, where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. As of the date of this First Supplemental Indenture, such office is located at the agency for service of process of the Trustee located at U.S. Bank National Association, 100 Wall Street, 16th Floor, EX-NY-WALL, New York, NY 10005 and, at any other time, at such other address as the Trustee may designate from time to time by notice to the Company. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee.
          Section 10.03 Compliance Certificate. The Company shall deliver to the Trustee within 150 days after the end of each fiscal year of the Company an Officers’ Certificate stating that a review of the Company’s activities during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture and further stating, as to each such Officer signing such certificate, whether to the best of such Officer’s knowledge the Company during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant contained in the Indenture and that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do know of any Default, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with Section 314(a)(4) of the TIA.
          Section 10.04 Payment of Taxes and Other Claims. The Company shall pay or discharge, or cause to be paid or discharged, before the same may become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any Significant Subsidiary or upon the income, profits or property of the Company or any Significant Subsidiary, (ii) all claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon the property of the Company or any Significant Subsidiary and (iii) all stamp taxes and other duties, if any, which may be imposed by the United States or any political subdivision thereof or therein in connection with the issuance, transfer, exchange, conversion, redemption or repurchase of any Notes or with respect to this Indenture; provided, that, in the case of clauses (i) and (ii), the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (A) if the failure to do so will not, in the aggregate, have a material adverse impact on the Company, or (B) if the amount, applicability or validity is being contested in good faith by appropriate proceedings.
          Section 10.05 Limitations on Indebtedness. The Company may not, so long as at least $5,000,000 principal amount of the Notes are outstanding:
               (a) incur any Indebtedness (including secured Indebtedness) ranking senior to the Notes; or
               (b) incur any Indebtedness that is pari passu with the Notes unless the Company’s Leverage Ratio is less than 3.0.
          For the avoidance of doubt, this Section 10.05 shall not restrict any Subsidiary of the Company from incurring Indebtedness.
          Section 10.06 Further Instruments and Acts. The Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.
ARTICLE XI
MISCELLANEOUS
          Section 11.01 Governing Law. This First Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          Section 11.02 No Note Interest Created. Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, now in effect or hereafter enacted and made effective, in any jurisdiction.
          Section 11.03 Successors. All agreements of the Company in this First Supplemental Indenture and the Notes shall bind its successor. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.
          Section 11.04 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          Section 11.05 Severability. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 11.06 Table of Contents, Headings, Etc. The table of contents, cross-reference sheet and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
          Section 11.07 Inconsistency. In the event of any inconsistency or conflict between the Base Indenture and this First Supplemental Indenture, this First Supplemental Indenture shall govern.
          Section 11.08 Calculations in Respect of Notes. Except as explicitly stated herein, the Company will be responsible for making all calculations required pursuant to this First Supplemental Indenture, including, without limitation, calculations with respect to determinations of the Conversion Price and Conversion Rate. The Company or its Agents shall make all such calculations in good faith and, absent manifest error, the Company’s calculations shall be binding on the Holders. The Company shall provide a written schedule of such calculations to the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent shall be entitled to rely upon the accuracy of the Company’s calculations without responsibility for independent verification thereof. The Trustee shall forward a copy of such calculations to any Holder upon such Holder’s written request.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

HARVEST NATURAL RESOURCES, INC.
/s/ Stephen C. Haynes
Name:	Stephen C. Haynes
Title:	Vice President, Finance, Treasurer and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION
/s/ Richard Proskauer
Name:	Richard Proskauer
Title:	Vice President